Exhibit 99.1

FOR IMMEDIATE RELEASE DATE: April 27, 2012

HERITAGE FINANCIAL ANNOUNCES FIRST

QUARTER RESULTS AND DECLARES CASH

DIVIDEND

•	Diluted earnings per share increased to $0.27 for the quarter ended March 31, 2012 from $0.14 in the prior quarter ended December 31, 2011 and from $0.05 in the prior year quarter ended March 31, 2011

•	Return on average assets increased to 1.24% for the quarter ended March 31, 2012 from 0.65% for the quarter ended December 31, 2011 and from 0.23% for the same quarter in the prior year

•	Increased quarterly cash dividend to $0.08 per share for the second quarter from $0.06 per share for the first quarter of 2012

•

Nonperforming originated loans decreased to 1.88% of total originated loans at March 31, 2012 from 2.57% at December 31, 2011 and nonperforming originated assets decreased to 1.95% of total originated assets at March 31, 2012 from 2.14% at December 31, 2011

•	Net interest margin increased to 5.35% for the quarter ended March 31, 2012 from 5.18% for the prior quarter ended December 31, 2011 and 5.08% from the prior year quarter ended March 31, 2011

•	Non-interest demand deposits at March 31, 2012 increased to 20.6% of total deposits compared to 20.4% at December 31, 2011 and 17.2% at March 31, 2011

Olympia, WA—HERITAGE FINANCIAL CORPORATION (NASDAQ GS: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“Company” or “Heritage”), today reported that the Company had net income for the quarter ended March 31, 2012 of $4.2 million compared to net income of $764,000 for the quarter ended March 31, 2011 and $2.2 million for the linked-quarter ended December 31, 2011. The net income for the quarter ended March 31, 2012 was $0.27 per diluted share, compared to $0.05 per diluted share for the quarter ended March 31, 2011 and $0.14 per diluted share for the linked-quarter ended December 31, 2011.

Mr. Vance commented, “We are pleased to report a significant increase in net income and earnings per share this quarter. Both Heritage Bank and Central Valley Bank turned in solid performances for the quarter that can be attributed directly to core financial performance metrics of both banks. One important primary core financial performance indicator is return on average assets which improved to 1.24% for the quarter. Our net interest margin improvement to 5.35% during the quarter also contributed to improved earnings. As a result of the ongoing underlying strength of the Company’s earning capacity, we are increasing our quarterly dividend by 33% to $0.08 per share from last quarter’s $0.06 per share.”

Mr. Vance added, “I am also pleased that Heritage Bank received the Top Place to Work Award as well as the Appreciation Award from the Business Examiner in March 2012. These awards, based on feedback from our employees, are particularly significant given the significant growth the Company has experienced over the past few years.”

Balance Sheet

The Company’s total assets increased slightly to $1.375 billion at March 31, 2012 from $1.369 billion at December 31, 2011. During the quarter ended March 31, 2012, interest earning deposits increased by $17.3 million which was substantially offset by a $13.6 million decrease in net loans.

Total originated loans (not including loans held for sale) decreased slightly to $837.3 million at March 31, 2012 from $837.9 million at December 31, 2011. At March 31, 2012, real estate construction and land development loans accounted for $71.6 million, or 8.6% of total originated loans, of which $23.5 million, or 2.8% of total originated loans, were one-to-four family residential construction loans.

Total deposits increased slightly to $1.140 billion at March 31, 2012 from $1.136 billion at December 31, 2011. Total non-maturity deposits increased $18.7 million to $825.1 million at March 31, 2012 from $806.4 million at December 31, 2011 while certificate of deposit accounts decreased $15.2 million to $314.4 million at March 31, 2012 from $329.6 million at December 31, 2011. As a result, non-maturity deposits to total deposits increased to 72.4% at March 31, 2012 from 71.0% at December 31, 2011. In addition, non-interest demand deposits to total deposits increased to 20.6% at March 31, 2012 from 20.4% at December 31, 2011.

At March 31, 2012, the Company’s stockholders’ equity to total assets increased to 15.0% compared to 14.8% at December 31, 2011. The increase was due to net income of $4.2 million partially offset by cash dividends of $927,000. The Company and its subsidiary banks continue to maintain capital levels significantly in excess of the applicable regulatory requirements for them to be categorized as “well-capitalized”. The Company had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at March 31, 2012 of 14.1%, 19.9% and 21.2%, respectively, as compared to 13.8%, 19.0% and 20.3% at December 31, 2011, respectively.

Mr. Vance continued, “The Pacific Northwest economy in the first quarter was more lethargic than it was in the 4th quarter 2011 and as a result our loan growth was muted. However, we historically experience cyclically slow first quarters in the Pacific Northwest and we are optimistic that we will see increased economic growth starting in the 2nd quarter. A bright spot for the Company is our ability to grow non-interest bearing demand deposit totals. Non-interest bearing demand deposits increased to 20.6% of total deposits up from 20.4% of total deposits as of the prior year-end. These deposits will be especially valuable to us when short term interest rates increase.”

Credit Quality

The allowance for loan losses on originated loans at March 31, 2012 increased by $246,000 to $22.6 million from $22.3 million at December 31, 2011 as a result of net recoveries recognized during the period. Nonperforming originated loans to total originated loans was 1.9% at March 31, 2012, a decrease from 2.6% at December 31, 2011. Nonaccrual originated loans decreased $5.1 million to $18.2 million ($15.8 million net of government agency guarantees) at March 31, 2012. The decrease in nonaccrual loans was due substantially to the transfer of $4.3 million in loans to other real estate owned.

The allowance for loan losses to nonperforming originated loans was 143.1% at March 31, 2012 compared to 103.5% at December 31, 2011. Potential problem originated loans were $31.3 million at March 31, 2012 compared to $29.7 million at December 31, 2011. Restructured originated performing loans were $14.6 million at March 31, 2012 compared to $13.8 million at December 31, 2011. The Company believes that its allowance for loan losses is appropriate to provide for probable incurred losses based on an evaluation of known and inherent risks in the loan portfolio at March 31, 2012.

Nonperforming originated assets were $25.8 million ($23.4 million net of government agency guarantees), or 1.95% of total originated assets, at March 31, 2012, compared to $27.0 million ($25.3 million net of government agency guarantees), or 2.14% of total originated assets, at December 31, 2011. Other real estate owned increased to $8.3 million at March 31, 2012 (of which $705,000 was covered by FDIC loss sharing agreements) from $4.5 million at December 31, 2011 (of which $774,000 was covered by FDIC loss sharing agreements). The increase in other real estate owned was primarily due to a condominium project that went into receivership during the quarter ended March 31, 2012. Due to the receivership status of the project, the Company transferred to other real estate owned the estimated fair value of the property totaling $3.8 million and recognized a charge-off to the allowance for loan losses of $445,000.

Mr. Vance added, “Our credit quality has improved to the extent that we did not require a provision for loan losses for this quarter while maintaining an allowance for loan losses at 2.69% of total originated loans and increasing our ratio of allowance for loan losses to non-performing originated loans to 143%. Our originated non-performing loans to total originated loans improved to a credit cycle low of 1.88% at March 31, 2012. In addition, we recorded a net recovery rather than a net charge-off for the first time in many quarters. As noted in this release, other real estate owned increased due to the transfer of a condominium project that, while there are no guarantees, we believe this asset has been marked down to a level that should result in no further losses as we move into active sales of units of this completed project.”

Operating Results

Net interest income increased $1.1 million, or 7.0%, to $16.7 million for the quarter ended March 31, 2012 compared to $15.6 million for the same period in 2011. Heritage’s net interest margin for the quarter ended March 31, 2012 increased to 5.35% from 5.08% for the same period in 2011.

The effect on the net interest margin of discount accretion on the acquired loan portfolio for the quarter ended March 31, 2012 was approximately 49 basis points compared to 32 basis points in the same quarter of the prior year and 43 basis points for the linked quarter ended December 31, 2011. Interest reversals on nonaccrual originated loans impacting the net interest margin for the quarter ended March 31, 2012 were approximately eight basis points compared to nine basis points for both the same quarter in the prior year and for the linked quarter ended December 31, 2011.

The Company did not recognize a provision for loan losses on originated loans for the quarter ended March 31, 2012. This is a decrease from $2.6 million for the quarter ended March 31, 2011 and from $195,000 for the linked quarter ended December 31, 2011. The decrease in provision expense was substantially due to net recoveries on originated loans during the three months ended March 31, 2012 as compared to net charge-offs in the comparable quarter in the prior year. The Company had net recoveries of $246,000 for the quarter ended March 31, 2012 compared to net charge-offs of $265,000 for the quarter ended December 31, 2011 and net charge-offs of $3.3 million for the quarter ended March 31, 2011.

The provision for loan losses on purchased loans totaled $(109,000) for the three months ended March 31, 2012 compared to $1.8 million for the comparable period in the prior year and $3.1 million for the linked quarter ended December 31, 2011. This reduction in provision expense was due substantially to increases in the estimated cash flows in certain pools of acquired loans whereas there were decreases in such cash flow estimates in prior periods. As of the acquisition dates, purchased loans were recorded at their estimated fair value, incorporating our estimate of future expected cash flows until the ultimate resolution of these credits. To the extent actual or projected cash flows are less than previously estimated, additional provisions for loan losses on the purchased loan portfolios will be recognized immediately into earnings. To the extent actual or projected cash flows are more than previously estimated, the increase in cash flows is recognized immediately as a recapture of provision for loan losses (if a provision had previously been recognized for that pool of loans) or prospectively recognized in interest income as a yield adjustment (if a provision had not previously been recognized for that pool of loans).

Cash flows on pools of acquired loans are re-estimated on a quarterly basis. As reflected in the table below, incremental accretion income was $1.5 million for the quarter ended March 31, 2012 compared to $1.4 million for the quarter ended December 31, 2011 and $983,000 for the quarter ended March 31, 2011. For the quarter ended March 31, 2012, the Company recognized $(176,000) of change in FDIC indemnification asset compared to $328,000 and $800,000 for the quarters ended December 31, 2011 and March 31, 2011, respectively.

The following table illustrates the significant accounting entries associated with the Company’s acquired loan portfolios:

	Three Months Ended
(in thousands)	March 31, 2012	December 31, 2011	March 31, 2011
Incremental accretion income over stated note rate(1)	$1,538	$1,409	$983
Change in FDIC indemnification asset	(176)	328	800
Provision for loan losses	109	(3,122)	(1,778)

Pre-tax earnings impact	$1,471	$(1,385)	$5

(1)	The incremental accretion income represents the amount of income recorded on the acquired loans above the contractual stated interest rate in the individual loan notes. This income stems from the discount established at the time these loan portfolios were acquired and modified as a result of quarterly cash flow re-estimation.

Donald J. Hinson, Senior Vice President and Chief Financial Officer, commented, “Due to improved estimated cash flows on the acquired portfolios, we recognized a slight net recapture of provision for loan losses for the quarter. In addition, we also recognized increased incremental accretion which was a factor in the increased net interest margin and loan yields for the quarter. The overall pre-tax earnings impact of the acquired loan portfolios for the quarter ended March 31, 2012 improved by $2.86 million from the prior quarter ended December 31, 2011 and is the primary reason for the increase in net income from the prior quarter. Although there still may be periodic volatility in the quarterly earnings impact of the acquired portfolios, we expect that volatility to continue to decrease over time.”

Non-interest income decreased $1.0 million, or 34.4%, to $1.9 million for the quarter ended March 31, 2012 compared to $2.9 million for the same period in 2011. The decrease is primarily due to the change in FDIC indemnification asset from the same period in the prior year. Merchant Visa income and merchant Visa expense are now reported net in non-interest income (merchant Visa expense was previously reported as non-interest expense). For comparability purposes, prior period amounts have also been netted.

Non-interest expense decreased $485,000, or 3.7%, to $12.6 million for the quarter ended March 31, 2012 compared to $13.1 million for the quarter ended March 31, 2011. The decrease for the three months ended March 31, 2012 compared to the same period in the prior year was due to decreased other real estate owned expense in the amount of $261,000, decreased data processing expense of $232,000, decreased federal deposit insurance premium expense in the amount of $181,000, and decreased loan expenses (included within “other expense”) of $173,000 partially offset by a $561,000 increase in salaries and benefits expense.

Dividend

On April 26, 2012, the Company’s Board of Directors declared a dividend of $0.08 per share payable on May 24, 2012 to shareholders of record on May 10, 2012.

Earnings Conference Call

The Company will hold a telephone conference call to discuss this earnings release on April 27, 2012, at 11:00 a.m. Pacific time. To access the call, please dial (866) 871-4882 a few minutes prior to 11:00 a.m. Pacific time. The call will be available for replay through May 11, 2012, by dialing (800) 475-6701—access code 243242.

About Heritage Financial

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves western Washington and the greater Portland, Oregon area through its twenty-seven full-service banking offices and its Online Banking Website www.HeritageBankNW.com. Central Valley Bank serves Yakima and Kittitas counties in central Washington through its six full-service banking offices and its Online Banking Website www.CVBankWA.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

Contact:

Brian L. Vance, President & Chief Executive Officer, (360) 943-1500

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (GAAP). These measures include tangible common equity, tangible book value per share and tangible common equity to tangible assets. Tangible common equity (tangible book value) excludes goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results. Where applicable, the Company has also presented comparable capital information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

(in thousands)	March 31, 2012	December 31, 2011	March 31, 2011
Stockholders’ equity	$205,662	$202,520	$203,333
Less: goodwill and other intangible assets	14,418	14,525	14,852

Tangible common equity	$191,244	$187,995	$188,481

Total assets	$1,374,864	$1,368,985	$1,335,005
Less: goodwill and other intangible assets	14,418	14,525	14,852

Tangible assets	$1,360,446	$1,354,460	$1,320,153

Forward-Looking Statements

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System and of our bank subsidiaries by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules including changes from the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations that have been or will be promulgated thereunder; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired including the Cowlitz Bank and Pierce Commercial Bank transactions, or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; risks relating to acquiring assets or entering markets in which we have not previously operated and may not be familiar; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for future periods to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands; unaudited)

	March 31, 2012	December 31, 2011	March 31, 2011
Assets
Cash on hand and in banks	$28,900	$30,193	$26,156
Interest earning deposits	110,857	93,566	114,764

Cash and cash equivalents	139,757	123,759	140,920
Investment securities available for sale	143,186	144,602	134,023
Investment securities held to maturity	11,787	12,093	13,494
Loans held for sale	1,118	1,828	478
Originated loans receivable	837,346	837,924	753,190
Less: Allowance for loan losses	(22,563)	(22,317)	(21,382)

Originated loans receivable, net	814,783	815,607	731,808
Purchased covered loans receivable, net of allowance for loan losses of $4,111, $3,963 and $1,512	100,498	105,394	123,452
Purchased non-covered loans receivable, net of allowance for loan losses of $4,121, $4,635 and $266	75,606	83,479	109,860

Total loans receivable, net	990,887	1,004,480	965,120
FDIC indemnification asset	8,921	10,350	16,869
Other real estate owned ($705, $774 and $0 covered by FDIC loss share, respectively)	8,349	4,484	3,518
Premises and equipment, net	22,968	22,975	22,413
Federal Home Loan Bank (“FHLB”) stock, at cost	5,594	5,594	5,594
Accrued interest receivable	4,776	5,117	5,011
Prepaid expenses and other assets	23,103	19,178	12,713
Goodwill and other intangible assets	14,418	14,525	14,852

Total assets	$1,374,864	$1,368,985	$1,335,005

Liabilities and Stockholders’ Equity
Deposits	$1,139,537	$1,136,044	$1,099,720
Securities sold under agreement to repurchase	20,786	23,091	24,811
Accrued expenses and other liabilities	8,879	7,330	7,141

Total liabilities	1,169,202	1,166,465	1,131,672

Common stock	126,799	126,622	128,688
Unearned compensation – ESOP	(71)	(94)	(160)
Retained earnings	77,499	74,256	74,412
Accumulated other comprehensive income, net	1,435	1,736	393

Total stockholders’ equity	205,662	202,520	203,333

Total liabilities and stockholders’ equity	$1,374,864	$1,368,985	$1,335,005

Common stock, shares outstanding	15,476,460	15,456,297	15,648,809

HERITAGE FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Interest income:
Interest and fees on loans	$17,018	$16,862	$16,572
Taxable interest on investment securities	652	689	663
Nontaxable interest on investment securities	256	229	179
Interest on federal funds sold and interest earning deposits	63	67	79

Total interest income	17,989	17,847	17,493

Interest expense:
Deposits	1,277	1,342	1,875
Other borrowings	18	18	22

Total interest expense	1,295	1,360	1,897

Net interest income	16,694	16,487	15,596
Provision for loan losses on originated loans	—	195	2,595
Provision for loan losses on purchased loans	(109)	3,122	1,778

Net interest income after provision for loan losses	16,803	13,170	11,223

Non-interest income:
Gains on sales of loans, net	63	72	151
Service charges on deposits	1,305	1,379	1,238
Merchant Visa income, net	170	165	130
Change in FDIC indemnification asset	(176)	327	800
Other income	546	403	590

Total non-interest income	1,908	2,346	2,909

Non-interest expense:
Salaries and employee benefits	7,198	6,902	6,637
Occupancy and equipment	1,785	1,813	1,846
Data processing	591	617	823
Marketing	403	276	315
Professional services	554	498	633
State and local taxes	310	321	356
Impairment loss on securities	36	25	26
Federal deposit insurance premium	275	286	456
Other real estate owned, net	256	325	517
Other expense	1,190	1,199	1,474

Total non-interest expense	12,598	12,262	13,083

Income before income taxes	6,113	3,254	1,049
Income tax expense	1,943	1,021	285

Net income	$4,170	$2,233	$764

Basic earnings per common share	$0.27	$0.14	$0.05
Diluted earnings per common share	$0.27	$0.14	$0.05

Average number of common shares outstanding	15,294,689	15,355,967	15,296,157

Average number of diluted common shares outstanding	15,368,032	15,418,877	15,372,102

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Performance Ratios:
Efficiency ratio	67.72%	65.11%	70.70%
Return on average assets	1.24%	0.65%	0.23%
Return on average equity	8.19%	4.32%	1.52%

Average Balances:
Loans, including purchased loans	$996,305	$993,227	$972,884
Taxable investment securities	121,108	128,144	124,355
Nontaxable investment securities	34,779	29,565	21,123
Interest earning deposits and federal funds sold	96,324	106,473	121,707
Total interest earning assets	1,254,110	1,263,003	1,245,663
Total assets	1,355,808	1,362,197	1,352,452
Interest bearing deposits	897,442	905,382	922,426
Securities sold under agreement to repurchase	19,697	19,702	20,500
Total interest bearing liabilities	917,139	925,087	942,926
Non-interest bearing deposits	227,970	223,691	195,834
Total equity	204,877	205,249	204,255
Tangible common equity	190,396	190,658	189,332

Net Interest Spread:
Yield on loans, net	6.87%	6.74%	6.91%
Yield on taxable investment securities	2.16%	2.13%	2.16%
Yield on nontaxable investment securities	2.96%	3.07%	3.43%
Yield on interest earning deposits and federal funds sold	0.26%	0.25%	0.26%
Yield on interest earning assets	5.77%	5.61%	5.70%

Cost of interest bearing deposits	0.57%	0.59%	0.82%
Cost of securities sold under agreement to repurchase	0.37%	0.37%	0.43%
Cost of interest bearing liabilities	0.57%	0.58%	0.82%

Net interest spread	5.20%	5.03%	4.88%
Net interest margin	5.35%	5.18%	5.08%

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Allowance for Loan Losses:
Originated loans:
Allowance balance, beginning of period	$22,317	$22,387	$22,062
Provision for loan losses	—	195	2,595
Net recoveries (charge-offs):
Commercial business	950	(211)	(514)
One-to-four family residential	—	—	(15)
Real estate construction	(691)	98	(2,648)
Consumer	(13)	(152)	(98)

Total net recoveries (charge-offs)	246	(265)	(3,275)

Allowance balance, end of period	$22,563	$22,317	$21,382

	Three Months Ended March 31, 2012		Three Months Ended March 31, 2011
	Purchased Covered	Purchased Non-Covered	Purchased Covered	Purchased Non-Covered
Allowance for Purchased Loan Losses:
Allowance balance, beginning of period	$3,963	$4,635	$—	$—
Net charge-offs	(33)	(224)	—	—
Provision for (recovery of) loan losses	181	(290)	1,512	266

Allowance balance, end of period	$4,111	$4,121	$1,512	$266

	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Other Real Estate Owned:
Balance, beginning of period	$4,484	$2,590	$3,030
Additions	4,309	2,557	1,337
Dispositions	(101)	(391)	(475)
Gains (losses) on sales, net	(12)	4	(13)
Valuation adjustments	(331)	(276)	(361)

Balance, end of period	$8,349	$4,484	$3,518

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	As of Period End
	March 31, 2012	December 31, 2011	March 31, 2011
Financial Measures:
Book value per common share	$13.29	$13.10	$12.99
Tangible book value per common share	$12.36	$12.16	$12.04
Stockholders’ equity to total assets	15.0%	14.8%	15.2%
Tangible common equity to tangible assets	14.1%	13.9%	14.3%
Tier 1 leverage capital to average assets	14.1%	13.8%	14.1%
Tier 1 capital to risk-weighted assets	19.9%	19.0%	20.6%
Total capital to risk-weighted assets	21.2%	20.3%	21.9%
Net loans to deposits ratio	87.1%	88.6%	87.8%

	As of Period End
	March 31, 2012	December 31, 2011	March 31, 2011
Nonperforming Originated Assets:
Nonaccrual originated loans by type:
Commercial business	$8,075	$8,266	$12,182
One-to-four family residential	1,226	—	—
Real estate construction and land development	8,706	14,947	11,777
Consumer	191	125	—

Total nonaccrual originated loans(1)(2)	18,198	23,338	23,959

Other noncovered real estate owned	7,644	3,710	3,518

Nonperforming originated assets	$25,842	$27,048	$27,477

Restructured originated performing loans(3)	$14,606	$13,805	$5,422
Originated accruing loans past due 90 days or more(4)	235	1,328	190
Potential problem originated loans(5)	31,274	29,742	50,052
Allowance for loan losses to:
Total originated loans	2.69%	2.66%	2.84%
Nonperforming originated loans(6)	143.11%	103.52%	105.43%
Nonperforming originated loans to total originated loans(6)	1.88%	2.57%	2.69%
Nonperforming originated assets to total originated assets(6)	1.95%	2.14%	2.16%

(1)	$10.7 million, $11.7 million and $5.5 million of nonaccrual loans were considered troubled debt restructurings at March 31, 2012, December 31, 2011 and March 31, 2011, respectively.
(2)	$2.4 million, $1.8 million and $3.7 million of nonaccrual loans were guaranteed by government agencies at March 31, 2012, December 31, 2011 and March 31, 2011, respectively.
(3)	$461,000 and $592,000 of restructured originated performing loans were guaranteed by government agencies at March 31, 2012 and December 31, 2011, respectively. There were no restructured originated performing loans guaranteed by government agencies at March 31, 2011.
(4)	$6,000 of originated accruing loans past due 90 days or more were guaranteed by government agencies at December 31, 2011. There were no originated accruing loans past due 90 days or more guaranteed by government agencies at March 31, 2012 or March 31, 2011.
(5)	Potential problem loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes concern as to their ability to comply with their loan repayment terms. $2.6 million, $2.8 million and $4.2 million of potential problem originated loans were guaranteed by government agencies at March 31, 2012, December 31, 2011 and March 31, 2011, respectively.
(6)	Excludes portions guaranteed by government agencies.

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	March 31, 2012		December 31, 2011		March 31, 2011(1)
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Originated loans:
Commercial business:
Commercial and industrial	$271,976	32.4%	$273,590	32.6%	$255,055	33.9%
Owner-occupied commercial real estate	176,637	21.1%	166,881	19.9%	158,206	21.0%
Non-owner occupied commercial real estate	249,202	29.8%	251,049	30.0%	213,938	28.4%

Total commercial business	697,815	83.3%	691,520	82.5%	627,199	83.3%
One-to-four family residential	37,911	4.5%	37,960	4.5%	44,686	5.9%
Real estate construction and land development:
One-to-four family residential	23,483	2.8%	22,369	2.7%	26,927	3.6%
Five or more family residential and commercial properties	48,122	5.8%	54,954	6.6%	32,980	4.4%

Total real estate construction and land development	71,605	8.6%	77,323	9.3%	59,907	8.0%
Consumer	31,820	3.8%	32,981	3.9%	22,739	3.0%

Gross originated loans	839,151	100.2%	839,784	100.2%	754,531	100.2%
Deferred loan fees	(1,805)	(0.2)%	(1,860)	(0.2)%	(1,341)	(0.2)%

Total originated loans	837,346	100.0%	837,924	100.0%	753,190	100.0%

Purchased covered loans	104,609		109,357		124,964
Purchased non-covered loans	79,727		88,114		110,126

Total loans, net of deferred loan fees	$1,021,682		$1,035,395		$988,280

(1)	During the quarter ended June 30, 2011, certain loans were reclassified to better represent the class of loan based on the Company’s methodology.

	March 31, 2012		December 31, 2011		March 31, 2011
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Deposit Composition
Non-interest demand deposits	$234,705	20.6%	$230,993	20.4%	$188,827	17.2%
NOW accounts	300,314	26.3%	304,818	26.8%	295,870	26.9%
Money market accounts	173,903	15.3%	166,913	14.7%	151,889	13.8%
Savings accounts	116,211	10.2%	103,716	9.1%	104,351	9.5%

Total non-maturity deposits	825,133	72.4%	806,440	71.0%	740,937	67.4%
Certificate of deposit accounts	314,404	27.6%	329,604	29.0%	358,783	32.6%

Total deposits	$1,139,537	100.0%	$1,136,044	100.0%	$1,099,720	100.0%